Exhibit 99.1

Chemung Financial Corporation One Chemung Canal Plaza Elmira, New York 14902

For Immediate Release:	Contact:
September 17, 2020	Scott T. Heffner
Vice President
(607) 737-3706
stheffner@chemungcanal.com

Chemung Financial Corporation Elects New Board Member

ELMIRA, N.Y., (GLOBE NEWSWIRE) -- Chemung Financial Corporation (Nasdaq: CHMG) today announced that its Board of Directors elected Richard E. Forrestel, Jr., CPA to its Board. Mr. Forrestel will stand for shareholder election at the Annual Meeting of Shareholders in May of 2021. All Directors of Chemung Financial Corporation also serve on the Board of its principal subsidiary, Chemung Canal Trust Company.

“On behalf of Chemung Financial Corporation, I am very excited to welcome Mr. Forrestel to our Board of Directors,” said Anders M. Tomson, President & Chief Executive Officer of Chemung Financial Corporation and Chemung Canal Trust Company. “Mr. Forrestel’s vast experience in accounting and finance, along with his involvement in community banking at the board level, will provide impactful leadership to our company. I look forward to the wise counsel he will provide as we continue to grow our organization,” Tomson added.

Mr. Forrestel, of Clarence, NY, currently serves as Treasurer of Cold Spring Construction Company, based in Akron, NY, where he has worked since 1987. He manages and directs all accounting, financial and administrative functions for the regional road and bridge construction company, which specializes in complex highway projects. A graduate of Princeton University and the University of Michigan, Mr. Forrestel currently serves on the boards of Perry’s Ice Cream and Ford Gum, Inc., and until recently, served on the board of the Bank of Akron.

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Chemung Financial Corporation is a $2.1 billion financial services holding company headquartered in Elmira, New York and operates 32 retail offices through its principal subsidiary, Chemung Canal Trust Company, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance, and Chemung Risk Management, Inc., a captive insurance company based in the State of Nevada.

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